Exhibit 99

Sypris Reports Second Quarter Results

Revenue Increases Sequentially on Strong Industrial Performance

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 6, 2013--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its second quarter ended June 30, 2013.

HIGHLIGHTS

For the Second Quarter:

  Revenue for the Company increased 5% sequentially to $82.2 million, while gross profit increased 3% to $8.3 million.
  Revenue for the Industrial Group increased 5% sequentially to $74.4 million, while gross profit increased 9% to $8.9 million.
  Revenue for the Electronics Group increased 6% to $7.7 million, while gross profit declined to a loss of $0.5 million.

For the Six Months:

  Revenue for the Company increased 10% sequentially to $160.6 million as compared to the second half of 2012.
  Revenue for the Industrial Group increased 21% sequentially to $145.6 million, while gross profit increased 40% to $17.0 million, compared to the second half of 2012.
  Revenue and gross profit for the Electronics Group declined sequentially to $15.0 million and a loss of $0.6 million, respectively, reflecting the impact of sequestration and other Defense-related spending delays.

The Company reported revenue of $82.2 million for the second quarter compared to $78.4 million for the first quarter of 2013 and $98.9 million for the second quarter of last year. Additionally, the Company reported a net loss of $1.5 million, or $0.08 per share, as compared to a net loss of $6.5 million, or $0.34 per share, for the first quarter of 2013 and compared to net income of $4.4 million, or $0.22 per diluted share, for the prior year comparable period.

For the six months ended June 30, 2013, the Company reported revenue of $160.6 million compared to $146.2 million for the second half of 2012 and $195.4 million for the prior year comparable period. The Company reported a net loss for the six months ended June 30, 2013 of $8.0 million, or $0.41 per share, as compared to income of $9.7 million, or $0.49 per diluted share, for the prior year period comparable period.

The results for the first half of 2013 included a $6.9 million non-cash impairment of goodwill, a foreign currency related loss of $0.4 million, partially offset by a gain of $1.7 million from the sale of idle assets. Net income for the six months ended July 1, 2012 included a gain of $2.6 million in connection with the sale of idle assets, a gain of $0.5 million from the sale of marketable securities, partially offset by a loss from discontinued operations of $0.8 million.

“Our Industrial Group responded well to the continued demand from our commercial vehicle customers,” said Jeffrey T. Gill, president and chief executive officer. “We expect the commercial vehicle demand to remain healthy at or above current levels throughout the remainder of 2013, as OEMs focus on the introduction of the new model year vehicles and engine technologies that offer far greater fuel efficiency than previous models.

“Our Aerospace and Defense business continues to be affected by budgetary and funding uncertainties within the U.S. Department of Defense that are not expected to be eliminated in the near term. For the longer term, we are continuing to invest in R&D in order to position the business and its product offerings for future growth and profitability, with a specific emphasis on trusted solutions for identity management, cryptographic key distribution and cyber analytics.”

The Industrial Group

Revenue for our Industrial Group was $74.4 million in the second quarter compared to $71.1 million for the first quarter of 2013 and $82.9 million for the second quarter of last year. Gross profit for the second quarter was $8.9 million, or 11.9% of revenue, compared to $8.1 million, or 11.4% of revenue for the first quarter of 2013 and $8.9 million, or 10.7% of revenue for the second quarter of 2012.

The Electronics Group

Revenue for our Electronics Group was $7.7 million in the second quarter of 2013 compared to $7.3 million for the first quarter of 2013 and $16.1 million in the second quarter of last year, reflecting a number of factors including budgetary and funding uncertainties within the U.S. Department of Defense. Gross profit for the quarter was a loss of $0.5 million, compared to breakeven for the first quarter of 2013 and profit of $4.3 million for the same period in 2012, primarily reflecting the lower sales volume and change in product mix.

Outlook

Mr. Gill added, “We will continue to concentrate on the daily execution of our business. We expect recent investments in production cells and automation by our Industrial Group to contribute to further margin expansion going forward once volumes return to full replacement levels later this year. Our Electronics Group will continue to face near-term revenue challenges that we expect to be ongoing until the outlook for defense spending is clarified.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: declining revenues and backlog in our aerospace and defense business lines as we attempt to transition from legacy products and services into new market segments and technologies; our ability to successfully develop, launch or sustain new products and programs within the Electronics Group especially in new market segments and technologies; dependence on, retention or recruitment of key employees especially in challenging markets; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors, including the risk of negative outcomes in contract renewal negotiations; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; the costs of compliance with our auditing, regulatory or contractual obligations; potential impairments, non-recoverability or write-offs of assets or deferred costs; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; volatility of our customers’ forecasts, production levels, financial conditions, market shares, product requirements or scheduling demands; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); potential weaknesses in internal controls over financial reporting and enterprise risk management; U.S. government spending on products and services that our Electronics Group provides, including the timing of budgetary decisions; potential liabilities associated with discontinued operations; fees, costs or other dilutive effects of refinancing, or compliance with covenants; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; disputes or litigation involving customer, supplier, employee, lessor, landlord, creditor, stockholder, product liability or environmental claims; the costs and supply of, or access to, debt, equity capital, or insurance; cost and availability of raw materials such as steel, component parts, natural gas or utilities; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties. There can be no assurance that our expectations, projections or views expressed in any forward-looking statements will come to pass, and undue reliance should not be placed on these forward-looking statements. We undertake no obligation to update these statements, except as required by law.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	June 30,	July 1,
	2013	2012
	(Unaudited)
Revenue	$82,166	$98,912
Net (loss) income	$(1,494)	$4,438
Basic income (loss) per common share:
Continuing operations	$(0.08)	$0.25
Discontinued operations	-	(0.03)
Net income per share	$(0.08)	$0.22
Diluted income (loss) per common share:
Continuing operations	$(0.08)	$0.25
Discontinued operations	-	(0.03)
Net (loss) income per share	$(0.08)	$0.22
Weighted average shares outstanding:
Basic	19,347	19,068
Diluted	19,347	19,433

	Six Months Ended
	June 30,	July 1,
	2013	2012
	(Unaudited)
Revenue	$160,577	$195,375
Net (loss) income	$(7,953)	$9,726
Basic (loss) income per common share:
Continuing operations	$(0.41)	$0.53
Discontinued operations	-	(0.04)
Net (loss) income per share	$(0.41)	$0.49
Diluted (loss) income per common share:
Continuing operations	$(0.41)	$0.52
Discontinued operations	-	(0.04)
Net (loss) income per share	$(0.41)	$0.48
Weighted average shares outstanding:
Basic	19,255	19,020
Diluted	19,255	19,361

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net revenue:
Industrial Group	$74,432	$82,850	$145,581	$165,372
Electronics Group	7,734	16,062	14,996	30,003
Total net revenue	82,166	98,912	160,577	195,375
Cost of sales:
Industrial Group	65,574	73,944	128,613	146,544
Electronics Group	8,256	11,745	15,552	23,094
Total cost of sales	73,830	85,689	144,165	169,638
Gross profit (loss):
Industrial Group	8,858	8,906	16,968	18,828
Electronics Group	(522)	4,317	(556)	6,909
Total gross profit	8,336	13,223	16,412	25,737
Selling, general and administrative	7,598	7,698	14,756	15,293
Research and development	1,419	1,035	2,296	1,429
Amortization of intangible assets	8	22	30	44
Impairment of goodwill	-	-	6,900	-
Operating (loss) income	(689)	4,468	(7,570)	8,971
Interest expense, net	120	105	266	222
(Gain) on sale of marketable securities	-	(537)	-	(537)
Other (income), net	(259)	(457)	(1,454)	(2,531)
(Loss) income from continuing operations before taxes	(550)	5,357	(6,382)	11,817
Income tax expense, net	944	343	1,571	1,292
(Loss) income from continuing operations	(1,494)	5,014	(7,953)	10,525
Loss from discontinued operations, net of tax	-	(576)	-	(799)
Net (loss) income	$(1,494)	$4,438	$(7,953)	$9,726
Basic (loss) income per share:
(Loss) income per share from continuing operations	$(0.08)	$0.25	$(0.41)	$0.53
Loss per share from discontinued operations	-	(0.03)	-	(0.04)
Net (loss) income per share	$(0.08)	$0.22	$(0.41)	$0.49
Diluted (loss) income per share:
(Loss) income per share from continuing operations	$(0.08)	$0.25	$(0.41)	$0.52
Loss per share from discontinued operations	-	(0.03)	-	(0.04)
Net (loss) income per share	$(0.08)	$0.22	$(0.41)	$0.48
Dividends declared per common share	$0.02	$0.02	$0.04	$0.04
Weighted average shares outstanding:
Basic	19,347	19,068	19,255	19,020
Diluted	19,347	19,433	19,255	19,361

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	June 30,	December 31,
	2013	2012
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$18,391	$18,664
Accounts receivable, net	52,909	38,530
Inventory, net	38,160	33,958
Other current assets	4,087	4,946
Total current assets	113,547	96,098
Property, plant and equipment, net	47,675	53,050
Goodwill	-	6,900
Other assets	4,501	4,920
Total assets	$165,723	$160,968
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$52,077	$36,267
Accrued liabilities	22,491	21,988
Total current liabilities	74,568	58,255
Long-term debt	20,000	19,000
Other liabilities	16,078	20,780
Total liabilities	110,646	98,035
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,417,420 shares issued and 20,383,055 outstanding in 2013 and 20,190,116 shares issued and 20,155,268 outstanding in 2012	204	202
Additional paid-in capital	150,022	149,576
Retained deficit	(74,038)	(65,282)
Accumulated other comprehensive loss	(21,110)	(21,562)
Treasury stock, 34,365 and 34,848 shares in 2013 and 2012, respectively	(1)	(1)
Total stockholders’ equity	55,077	62,933
Total liabilities and stockholders’ equity	$165,723	$160,968

Note: The balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Six Months Ended

	June 30,	July 1,
	2013	2012
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(7,953)	$9,726
Loss from discontinued operations	-	(799)
(Loss) income from continuing operations	(7,953)	10,525
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	6,168	6,128
Gain on the sale of marketable securities	-	(537)
Stock-based compensation expense	1,002	925
Deferred revenue recognized	(4,000)	(3,946)
Deferred loan costs recognized	39	39
Gain on the sale of assets	(1,682)	(2,625)
Provision for excess and obsolete inventory	926	610
Goodwill impairment	6,900	-
Other noncash items	472	358
Contributions to pension plans	(217)	(446)
Changes in operating assets and liabilities:
Accounts receivable	(14,375)	(20,375)
Inventory	(5,121)	(6,393)
Prepaid expenses and other assets	931	(972)
Accounts payable	16,101	10,777
Accrued and other liabilities	(144)	1,101
Net cash used in operating activities	(953)	(4,831)
Cash flows from investing activities:
Capital expenditures	(1,526)	(2,430)
Proceeds from sale of assets	2,160	4,542
Net cash provided by investing activities	634	2,112
Cash flows from financing activities:
Net proceeds (payments) on Credit Facility	1,000	4,000
Common stock repurchases	-	(46)
Indirect repurchase of shares for minimum statutory tax withholdings	(554)	(462)
Cash dividends paid	(400)	(397)
Net cash provided by financing activities	46	3,095
Net (decrease) increase in cash and cash equivalents	(273)	376
Cash and cash equivalents at beginning of period	18,664	18,173
Cash and cash equivalents at end of period	$18,391	$18,549

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, Chief Financial Officer, 502-329-2000